Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $847 thousand, or 39.5%, to $3.0 million for the twelve-month period ended June 30, 2017 compared with same period last year
●	Total loans increased by $16.6 million, or 6.5%, for the twelve-month period ended June 30, 2017 compared with same period last year
●	Total deposits increased by $27.8 million, or 8.0%, for the twelve-month period ended June 30, 2017 compared with same period last year
●	Non-performing loans to total loans declined to 0.44%, or $1.1 million, as of June 30, 2017

Minerva, Ohio— August 1, 2017 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $805 thousand for the fourth fiscal quarter of 2017 compared to $73 thousand for the same period last year. Earnings per share for the fourth fiscal quarter of 2017 were $0.30 compared to $0.03 for the same period last year.

For the twelve months ended June 30, 2017, net income was $3.0 million compared to $2.1 million for the same period last year. Net income during the 2017 fiscal year was positively impacted by a $902 thousand decline in provision for loan losses and a $754 thousand, or 5.5%, increase in net interest income. Net income per share for the 2017 fiscal year was $1.10 compared to $0.79 for the 2016 fiscal year.

Assets at June 30, 2017 totaled $457.9 million, an increase of $27.5 million, or 6.4%, from June 30, 2016. Loans increased by $16.6 million, or 6.5%, and deposits increased by $27.8 million, or 8.0% for the twelve-month period ended June 30, 2017.

“Strong commercial and residential loan production throughout the year and an 8.0% increase in deposits resulted in loan and asset growth of 6.5% and 6.4%, respectively, as well as record net income. After many years of compression, generally higher market rates for new and repricing commercial loans has helped to stabilize the net interest margin. Additionally, the resolution of the asset quality issues noted at the prior year-end resulted in very low nonperforming asset, delinquency and criticized asset levels. Resolution of these credit issues should reduce operating costs and increase earning assets, stated Ralph J. Lober, President and Chief Executive Officer. He added that, “Consumers expansion into Jefferson County has gone extremely well as the Bank has made inroads into the northern Jefferson County deposit base. We expect this market to provide access to new commercial and retail customers throughout the tri-county area.”

Net interest income for the twelve months ended June 30, 2017 increased by $754 thousand compared to the same period last year, with interest income increasing by $960 thousand and interest expense increasing by $206 thousand. The increase in interest income was primarily the result of a $20.7 million increase in average interest-earning assets from the 2016 fiscal year. The net interest margin was 3.69% for both the 2017 and 2016 fiscal years. The Corporation’s yield on average interest-earning assets was 3.96% for the current fiscal year compared with 3.93% for the prior fiscal year. The Corporation’s cost of funds increased to 0.38% for the current fiscal year from 0.32% for the prior fiscal year.

Other income increased by $262 thousand for the twelve-month period ended June 30, 2017 compared to the same prior year period primarily as a result of increases in debit card interchange income, gains from the sale of mortgage loans and earnings on bank owned life insurance.

Other expenses increased by $709 thousand, or 5.6%, for the twelve-month period ended June 30, 2017 compared to the same prior year period primarily as a result of increases in occupancy and equipment expenses, debit card processing and professional fees.

Non-performing loans were $1.1 million at June 30, 2017, compared with $3.4 million at March 31, 2017 and $6.0 million at June 30, 2016. Non-performing loans decreased from June 30, 2016 primarily as a result of the full payoff of two loan relationships with a recorded investment of $3.0 million. The decrease is also attributable to a partial charge-off of $700 thousand on a commercial real estate credit for which a specific valuation allowance was reserved in the 2016 fiscal year. The allowance for loan losses (ALLL) as a percent of total loans at June 30, 2017 was 1.13% and net charge-offs to total loans were 0.39% for the twelve-month period ended June 30, 2017 compared with an ALLL to loans ratio of 1.39% and a net charge-off ratio of 0.14% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its thirteen full service locations and two loan production offices in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: material unforeseen changes in the financial condition or results of Consumers National Bank’s customers; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Total interest income	$4,002	$3,657	$15,567	$14,607
Total interest expense	336	231	1,108	902
Net interest income	3,666	3,426	14,459	13,705
Provision for loan losses	65	1,084	596	1,498
Other income	837	795	3,250	2,988
Other expenses	3,451	3,235	13,478	12,769
Income before income taxes	987	(98)	3,635	2,426
Income tax expense	182	(171)	641	279
Net income	$805	$73	$2,994	$2,147
Basic and diluted earnings per share	$0.30	$0.03	$1.10	$0.79

Consolidated Statements of Financial Condition	June 30, 2017	June 30, 2016
Assets
Cash and cash equivalents	$9,912	$10,181
Certificates of deposit in other financial institutions	3,921	5,906
Securities, available-for-sale	142,086	133,369
Securities, held-to-maturity	4,259	3,494
Federal bank and other restricted stocks, at cost	1,425	1,396
Loans held for sale	1,252	1,048
Total loans	272,867	256,278
Less: allowance for loan losses	3,086	3,566
Net loans	269,781	252,712
Other assets	25,247	22,284
Total assets	$457,883	$430,390
Liabilities and Shareholders’ Equity
Deposits	$374,471	$346,648
Other interest-bearing liabilities	36,306	36,410
Other liabilities	3,571	3,539
Total liabilities	414,348	386,597
Shareholders’ equity	43,535	43,793
Total liabilities and shareholders’ equity	$457,883	$430,390

	At or For the Twelve-Month Periods Ended
Performance Ratios:	June 30, 2017	June 31, 2016
Return on Average Assets	0.67%	0.51%
Return on Average Equity	6.89	5.00
Average Equity to Average Assets	9.79	10.22
Net Interest Margin (Fully Tax Equivalent)	3.69	3.69

Market Data:
Book Value to Common Share	$15.98	$16.06
Dividends Paid per Common Share (YTD)	$0.48	$0.48
Period End Common Shares	2,724,956	2,727,322

Asset Quality:
Net Charge-offs to Total Loans	0.39%	0.14%
Non-performing Assets to Total Assets	0.28	1.41
ALLL to Total Loans	1.13	1.39